Exhibit 99.1

Aradigm Announces Private Placement for $6 Million

Proceeds Will Further Development of Inhaled Ciprofloxacin for the Treatment of Severe

Respiratory Diseases

Hayward, Calif. — (Business Wire)—December 12, 2012 – Aradigm Corporation (OTCBB:ARDM) (the “Company”) today announced that it has entered into a definitive agreement for the sale of common stock to two existing shareholders, including accounts managed by First Eagle Investment Management, LLC, in a private placement for aggregate gross proceeds of $6 million. The closing of the private placement is subject to the satisfaction of customary closing conditions.

Under the terms of the agreement, Aradigm has agreed to sell an aggregate of 50,000,000 shares of common stock at a price of $0.12 per share. After deducting for fees and expenses, the net proceeds from the sale of the shares of common stock are anticipated to be approximately $5.6 million. Aradigm will be required, among other things, to file a resale registration statement within 60 days following the closing that covers the resale by the purchasers of the shares.

Igor Gonda, President and Chief Executive Officer of Aradigm stated, “We are very pleased for the support demonstrated by our shareholders in this private placement. These proceeds will enable us to further our product development and formation of partnerships for commercialization.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the sole placement agent for this offering.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of common stock are being sold pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About inhaled ciprofloxacin (Pulmaquin™ and Lipoquin™)

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. Lipoquin is a liposomal formulation of ciprofloxacin. Pulmaquin is a dual release formulation that is a mixture of Lipoquin with unencapsulated ciprofloxacin. Pulmaquin has been tested extensively in preclinical tests, as well as in the ORBIT-2 Phase 2b bronchiectasis study in which outstanding antimicrobial activity coupled with good safety and tolerability was found, and, most importantly, the positive impact on prevention of exacerbations compared to placebo was also observed. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received Lipoquin once-a-day for 2 (CF) or 4 (BE) weeks, respectively. Additionally, Aradigm is developing these formulations as a potential medication for the prevention and treatment of high threat and bioterrorism infections, such as inhaled anthrax, tularemia and Q fever. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for the combination of liposomal ciprofloxacin and free ciprofloxacin for BE in the U.S.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including statements regarding the closing of the private placement, the anticipated net proceeds from the private placement and the use of such proceeds, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800